Exhibit 10.43.1

FirstMarblehead	First Marblehead Corporation

The Prudential Tower
800 Boylston Street – 34th Floor
Boston, MA 02199-8157
Tel 617-638-2000 or 800-895-4283
Fax 617-638-2100 or 866-255-4583

230 Park Avenue, 10th Floor
New York, NY 10169
Tel 212-808-7225
Fax 212-808-7226

June 10, 2005

Mr. Peter B. Tarr

3 Brooks Circle

Beverly, MA 01915

Dear Peter:

The First Marblehead Corporation is pleased to offer you the position of Vice Chairman and General Counsel.  Your primary responsibilities will be to manage the day-to-day activities of FMC’s legal and administrative functions and to contribute to the overall strategic direction of FMC through active participation as a member of the Executive Committee and our Board of Directors.  You will report to the Chief Executive Officer.  I understand that you plan to start with FMC on July 12, 2005, and you will be nominated to serve on the Board of Directors at the first meeting of the Board after you commence employment.

Your compensation will include direct annual cash compensation of $800,000, paid on a semi-monthly basis at a rate of $33,333.33 (gross) per pay period.  We anticipate you will also receive annual cash incentive compensation in the amount of 50% to 100% of salary (the “Target Bonus”).  Cash incentive compensation will be paid in accordance with FMC’s policies.  Upon the date you commence employment with FMC, we will issue you at no cost restricted shares of common stock pursuant to our 2003 Stock Incentive Plan (the “Plan”) having a fair market value of $5,000,000 on the date of issuance.  The vesting schedule, which will be detailed in the formal grant document, is over five years, with 20% vesting at each of the 1st, 2nd, 3rd, 4th and 5th anniversary dates of issuance.

In the event you are terminated without cause, as defined below, all of your shares of restricted stock will vest immediately, and you will be entitled to a lump sum payment on your termination date equal to your annual salary plus maximum Target Bonus for that year and continuation of benefits for one year.  “Cause” shall mean (i) the failure to perform your duties to FMC which failure is not cured within 30 days of receipt of notice from FMC describing in reasonable detail such failure, (ii) a breach of your fiduciary duties to FMC or (iii) the conviction of a crime that constitutes a felony.  The Compensation Committee of the Board of Directors shall determine whether or not “cause” exists for your termination.  In the event of a reorganization event, as defined in the Plan, all of your shares of restricted stock will vest immediately upon the closing of the reorganization event and, in the event you resign or are terminated without cause, as defined above, following a reorganization event, you will be entitled to a lump sum payment on your termination date equal to your annual salary plus maximum Target Bonus for that year and continuation of benefits for one year.

Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.  As with all FMC employees, your performance and contributions to the firm will be reviewed at regular annual intervals.

Members of our HR Department are available to discuss the details of our benefits program with you.  In summary, you will be eligible for our Group Medical and Group Dental Insurance on the first of the month following your date of hire.  Our Group Life Plan, and our Long Term Disability Plan are effective immediately.  We can also fill you in on other benefits such as our 401(k) Plan.  The plan matches your pre-tax contributions at 100% of the amount you contribute to the plan up to 6% of pay.

As a condition of hire, The First Marblehead Corporation requires that all employees sign a Non-Disclosure and Non-Competition Agreement.  Due to the nature of our business, this offer is contingent on satisfactory results of a background check which a third party agency, Hireright, runs on prospective employees.  The type of information which is collected by this agency includes that pertaining to an individual’s past employment, education, criminal record and credit history.  Also, as required by the Immigration Reform and Control Act of 1976, you will be expected to provide proof of eligibility to work in the United States.

This is an exciting and challenging time for First Marblehead and your addition to our Executive Team is most welcome.  Please acknowledge this offer by signing one copy of this offer letter as well as the Non-Disclosure and Non-Competition Agreement and returning them to me.

Sincerely,

/s/ Daniel Maxwell Meyers

Daniel Maxwell Meyers
Chairman and Chief Executive Officer

Accepted:

/s/ Peter B. Tarr	6/10/05
Peter B. Tarr	Date